Exhibit 10.11

Collective Bargaining Agreement
Between
BRISTOL METALS, LLC.
and
United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union
AFL - CIO, CLC
on behalf of
Local Union 5852-22
“Senior Most Qualified” will apply throughout the contract unless explicitly stated otherwise.
Most Qualified- is defined as, the ability to do the job/assignment with proper training.

January 6, 2018 through January 5, 2023

i

PREAMBLE
This Agreement effective January 6, 2018 is entered into between Bristol Metals, LLC (hereinafter referred to as the “Company”) and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC, on behalf of Local #5852-22, (hereinafter referred to as the “Union”) for the Company’s facility in Munhall, PA. The parties enter into this Agreement for the purpose of establishing wages, hours and other terms and conditions of employment for bargaining unit employees of this facility.
ARTICLE I - PURPOSE AND INTENT
The purpose of this Agreement is to maintain the favorable relations existing between the Company and its employees by establishing the basic terms and conditions of employment. It is the objective of the parties that the Company succeed in its business as well as in the fulfillment of its responsibilities to the employees covered by this Agreement. It is, therefore, the intent of the parties to set forth their Agreement with respect to the rates of pay, hours of work, and conditions of employment to be observed by the Company, the Union, and the employees covered by this Agreement, and to promote harmonious relations between the Company, its employees, and the Union.
The parties further agree to strive collectively to maintain a strong market position for the Company by the use of modern methods and equipment designed to improve quality and reduce costs; to accomplish this purpose there must be continual improvement in quality and employee productivity under favorable working conditions and at fair wages consistent with competitive industry practices. The Company and the Union agree to discharge their responsibilities under this Agreement and are bound to observe all of its terms and conditions.
It is the continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, sex, age, religion, creed, national origin or disability and in accordance with applicable state and federal laws and regulations. There shall be no discrimination in applying wages, conditions of work, work rules and other phases of labor relations.
ARTICLE II - RECOGNITION AND DUES
Section 1 - Bargaining Unit
The Company recognizes the Union as the exclusive collective bargaining representative for all production employees and excluding salaried employees, such as managers, supervisors, assistant supervisors, technical and clerical employees, guards and janitors. The specific terms of this Agreement shall be the source of rights that may be asserted by the Union against the Company.
Section 2 - Union Membership

A.
Following the Effective Date of this Agreement, each employee who is a member of the Union in good standing and each employee who becomes a member after that date shall, as a condition of employment, maintain membership in the Union.

B.
Each employee hired after the Effective Date of this Agreement shall, as a condition of employment, on the 31st day following the beginning of such employment, acquire and maintain membership in the Union.

C.
On or before the last day of each month, the Union shall submit to the Company a list showing the name and check or badge number of each employee who shall have become a member of the Union in good standing since the last previous list of such members was furnished to the Company. The Company shall continue to rely upon the membership list that has been submitted to it by the Union subject to revision by the addition of new members and deletion of the names of employees who have withdrawn from membership during such period.

D.
For purpose of this Agreement, “Membership” shall be, at a minimum, “Core Membership” in the Union. The foregoing provisions shall be effective in accordance and consistent with applicable provisions of federal and state law.

Section 3 - Check Off

A.
The Company will check off monthly dues, assessments and/or fees as designated by the International Treasurer of the Union as membership dues in the Union or fees on the basis of individually signed check off authorization cards in a form agreed to by the Company and the Union.

B.
Deductions shall commence with respect to dues/fees for the month in which the Company receives such authorization card or in which such card becomes effective, whichever is later. Dues/fees for a given month shall be deducted from the first pay processed in the succeeding month.

C.
In cases of earnings insufficient to cover deduction of dues/fees, the dues/fees shall be deducted from the next pay in which there are sufficient earnings, or a double deduction may be made from the first pay of the following month, provided, however, that the accumulation of dues shall be limited to two (2) months.

ARTICLE III - MANAGEMENT RIGHTS
The Company retains the exclusive right to manage the business and plant, and to direct the working force. The Company, in the exercise of its rights, shall observe all the provisions of this Agreement. The right to manage the business and plant, and to direct the working force includes the right to hire, establish work schedules, and make, modify and enforce rules governing the conduct and performance of employees, the right to discipline, suspend, or discharge employees for just cause reasons, and the right to lay employees off due to lack of work or other legitimate reasons, except as limited by this Agreement. These rights are vested exclusively in the Company, provided that this will not be used for purpose of discrimination against any employee. Consideration shall be given to the workforce and normal duties of their jobs.
ARTICLE IV - RESPONSIBILITIES OF THE PARTIES
Each of the parties hereto acknowledges the rights and responsibilities of the other party and agrees to discharge its responsibilities that may be provided elsewhere, in the following manner:

A.
There shall be no strikes, work stoppages or interruptions of or impeding of work. There shall be no concerted refusals by groups of employees to work overtime. No officer or representative of the Union shall authorize, instigate, or condone such activities and no employee shall participate in such activities. It is agreed that if the offending party or individual persists in violations, or if there is a significant violation, he/she may be suspended or discharged.

B.	The applicable procedures setting out the resolution of grievances, in Article X - Adjustment of Grievances - shall be the means to settle all complaints and grievances.

C.	There shall be no lockouts.

D.
The Company shall address minor and major disciplinary infractions through the publication of a comprehensive “Company Rules and Regulations Policy and Procedure” as well as “Attendance Policy”. If the Company intends to change Policies, the Union shall be notified of the intended changes and provided an opportunity to comment and offer suggestions. The final decision as to any changes shall be by mutual agreement of the parties.

E.
Parties recognize that a management employee may need to assist a bargaining unit employee from time to time to start-up, trouble shoot, keep operations going and otherwise assist where the normal operator or bargaining unit person is working during this time and has not been replaced by the management employee. Management employees may also perform work that is customarily performed by production or maintenance employees for the purpose of instruction, experimental work and in case of emergencies. If a supervisor performs work in violation of this paragraph and the employee who otherwise would have performed this work can reasonably be identified, the employee may seek redress through the grievance procedure.

ARTICLE IVa - UNION RESPONSIBILITIES
Union officials will carry out their duties in a responsible manner and the Company will respect their positions and work with such officials to have satisfactory relations. The following will take place:

A.	The Union will furnish the Company, in writing, the names of employees who will act as Union representatives, Grievance Persons and alternatives on each shift.

B.
Whenever possible Union business shall be conducted on the employee’s time. However, if it is necessary for officers or committee persons to conduct union business during their working hours, they shall be permitted a reasonable time to do so at a time prescribed by the Foreman involved. The Unit President, District Representative or the International Safety Representative will be permitted access to the plant at reasonable times when necessary to transact legitimate Union business pertaining to the administration of the Agreement after notifying the Human Resources Manager or his representatives as to the reason, time and location.

C.
The Company agrees to grant time off without pay to Union officers and Grievance Persons to attend meetings when attendance of such officers and Grievance Persons is required for Union business. Notice of request is required three (3) days in advance.

D.
The Local Unit President, for the purpose of layoff only, shall head the plant seniority list during his/her term of office and upon completion of the term of office, the employee will return to his/her proper position on the seniority list.

ARTICLE V - WAGES
Section 1 - Wage Rates
The straight time hourly wage rates of employees in each classification and the effective dates of such wage rates are set forth Appendix “A” CLASSIFICATION AND PROGRESSIVE RATE CHART.
Section 2 - Wage Payment

A.
The jobs outlined in Appendix “A” CLASSIFICATION AND PROGRESSIVE RATE CHART are those in effect. The Company has the sole discretion to move any employee up or down along categories A, B and C within any job classification based upon his/her performance. Note that there should be no pay differential between weld mills.

The procedure the Company will use for moving employees up or down along categories A, B, and C within any job classification based upon his/her performance is set forth in Appendix “E”, EMPLOYEE RATES AND EVALUATION PROCESS.

B.	The standard Company pay period will be established at the discretion of the Company. Employee payroll corrections will be paid on the next weekly paycheck.

C.	Payment of wages will be made by direct deposit transaction into the employee’s account at his/her designated financial institution.
Section 3 - Inter-Departmental Transfers

A.	If an employee is transferred to a higher job class, he/she shall be paid the starting rate of his/her new job.

B.
An employee may be transferred on a temporary basis to another job in another department for up to sixty (60) consecutive work days at the discretion of the Company. Pay will be at the higher rate of his/her previous or transferred job. After sixty (60) working days, the Company will move the employee back to his/her previous job, or to another job in his/her home department, and keep him/her there for sixty (60) working days before transferring him/her to another department again.

Section 4 - Pay on Day of Injury
If an employee is injured on the job and requires medical attention at the Emergency Department of a local hospital, he/she shall be paid for the balance of his/her shift at the appropriate straight time rate. Such time shall include time spent seeking emergency care and post-emergency care if the attending physician at the Emergency Department determines the employee should not return to work on the day of the injury.
Pay for the time the employee has worked plus the time missed while seeking emergency care and post-emergency care shall not exceed the balance of the hours in his/her shift.
The employee must furnish documentation from the treating Emergency Department which shows the date the emergency treatment was given and the employee’s work status for the day after the injury.
For purposes of overtime calculation, the employee’s time away from the plant to seek emergency care shall not be considered time worked.
Section 5 - Jury Duty
An employee who is required to perform jury duty shall be excused from work for the days on which he/she serves jury duty.
An employee shall notify the Company within two (2) working days of his receipt of such notice. If the employee must then call before the date required for jury duty, he/she must notify the Company as soon as his/her status is determined and the possible extent of such service. If an employee is dismissed from jury duty without reporting for jury duty, the employee must report to work as scheduled.
For each day of jury duty, when the employee would have worked a regularly scheduled day, the employee shall receive the difference between the payment received for such service and eight (8) hours pay at his/her straight time hourly rate provided the employee provided notice as required above. Such pay shall be based on the number of days the employee would have worked had he not be performing jury duty.
The pay differential specified above will be limited to one period of jury duty annually, not to exceed fifteen (15) working days per year, and shall not exceed pay for forty (40) hours of differential pay during any one week.
The employee will present proof that he/she did serve or report as a juror and the amount of pay he/she received.
If an employee is subpoenaed as a witness, the employee shall be paid as per the above formula covering jury duty for those days required to report up to three (3) days per calendar year. The aforementioned shall exclude subpoena notices arising out of secondary employment.
Section 6 - Funeral Leave
When death occurs to an employee’s legal spouse, mother, father, mother-in-law, father-in-law, son, daughter, brother, sister, brother-in-law, sister-in-law, grandparent or grandchild, an employee, upon request, will be excused from work and paid his/her regular rate of pay for a maximum of twenty-four (24) scheduled hours.
When death occurs to a grandparent of an employee’s spouse, the employee, upon request, will be excused from work and be paid his/her regular rate of pay for one scheduled shift, which shall be the day of the funeral, provided the employee furnishes documentation that he/she attended the funeral. For an Aunt, Uncle or Cousin, the employee will be excused from work and paid his/her regular rate of pay for a maximum of eight (8) hours.
If the application of this provision produces unusual hardship, as determined by Management, in dealing with the death in the family, the Company may allow time off with pay, but in no case more than three (3) scheduled shifts. The Company may allow up to two additional shifts off without pay in cases of unusual hardship. If the employee is not granted additional unpaid time off in a case of unusual hardship, he/she shall have the option of using two days of vacation time. An employee will not receive funeral pay when it duplicates pay received for time not worked for any other reason.
Section 7 - Plant Shutdown/Severance Pay

A.	Conditions of Allowances
When in its sole judgment, the Company decides to permanently close the plant and terminate the employment of individuals, an employee whose employment is terminated shall be entitled to a severance allowance in accordance with and subject to the following provisions.
Before the Company shall finally decide to permanently close the plant, it shall give the Union, when practicable, advance written notification of its intent. Such notification shall be given sixty (60) days prior to the proposed closure date, and the Company will thereafter meet with appropriate Union representatives in order to provide them with an opportunity to discuss the Company’s proposed course of action. Upon conclusion of such meetings, which in no event shall be less than thirty (30) days prior to the proposed closure date, the Company shall advise the Union of its final decision. The final closure decision shall be the exclusive function of the Company. This notification provision shall not be interpreted to offset the Company’s right to layoff or in any other way reduce or increase the working force in accordance with its presently existing rights as set forth in Article III of this Agreement.
The Company acknowledges its obligations under the 1989 WARN Plant Closing law.

B.	Eligibility
To be eligible for a severance allowance an employee shall have accumulated three (3) or more years of continuous service as computed in accordance with Article IX - Seniority, of this Agreement.

C.	Scale of Allowance
An eligible individual shall receive severance allowance equal to the following number of weeks for the corresponding amount of continuous service:

Amount of Continuous Service	Weeks of Severance
3 years but less than 5 years	1
5 years but less than 7 years	3
7 years but less than 10 years	4
10 years or more	5

D.	Calculation of Allowance
A week’s severance allowance shall be determined in accordance with the provisions for calculation of vacation pay as set forth in Article VIII - Vacations.

E.	Non-Duplication of Allowance
Severance allowance shall not be duplicated for the same severance, whether the other obligation arises by reason of contract, law, or otherwise. If the individual is or shall become entitled to any discharge, liquidation, severance, or dismissal allowance, or payment of similar kind by reason of any law of the United States, or any other states, districts, or territories thereof, the total amount of such payments shall be deducted from the severance allowance to which the individual may be entitled under this section, or any payment made by the Company under this section, or any payment made by the Company under this section may be offset against such payments. Statutory unemployment compensation payments shall be excluded from the non-duplication provision of this section.

F.	Payment of Allowance
Payment shall be made in a lump-sum at the time of termination. Acceptance of severance allowance shall terminate employment and continuous service for all purposes of this Agreement.
ARTICLE VI - HOURS OF WORK
Section 1 - Workweek/Workday
The normal workweek and workday shall be established by the Company.
Section 2 - Work Stations
Employees are expected to be at their work stations at the start of their shifts and remain at their work stations until the end of their shifts. All employees, at the completion of their respective scheduled shifts, shall not stop their activity and leave their work stations until relieved by the next shift employees, unless otherwise directed by their respective supervisors.
When an employee’s regular permanent shift will be changed for any reason the Company shall provide at least five (5) calendar days notice of the change in assignment. When the change in shift assignment is due to unanticipated events, the employee affected by the shift change will be given a three (3) day notice of said shift change, unless in the case of an unforeseeable emergency.
Section 3 - Continuous Process
The Company may exercise its right to implement Continuous Process Operations as a measure to utilize the full productive capacity of the plant and equipment. Continuous Process is a work schedule that contemplates up to twenty-one (21) turns per week.
The Company may implement Continuous Process operations on a plant-wide basis or for specific operations based upon operational needs.
Section 4 - Overtime Payment
The rules for the payment of overtime for Regular and Continuous Process Operations are defined below:

A.	Overtime pay at the rate of one and one-half (1 ½) times the normal hourly rate shall be paid for all hours worked in excess of forty (40) in any workweek.

B.	Scheduled absences, which include authorized vacation, jury duty leave, and funeral leave, will count toward the forty (40) hours in any one workweek.

C.
Employees who are scheduled to work or who are notified to report and do report, and less than four (4) hours of work is available, shall be given four (4) hours work in scheduled classification or, in the event that no work whatsoever is available, shall be paid a minimum of four (4) hours at that rate. Payment of overtime premium shall be made only for the hours actually worked.

Section 5 - Overtime Work
When overtime work is required and a need exists for the Company to request specific employees for overtime work in order to maintain flexibility in equipment utilization, the following procedure will be used:

A.
When an employee fails to report to work as scheduled, the Company may hold over qualified employee(s) from the shift that is ending, such employee(s) will be asked to stay over into the next shift by order of seniority. If there are no volunteers from the prior shift, the junior qualified employee(s) on the shift will be required to stay. If the shift assignment is for eight (8) hours, the additional assignment may be up to four (4) hours unless the employee agrees to stay longer. If the shift assignment is for twelve (12) hours, the additional assignment may be for up to two (2) hours unless the employee agrees to stay longer. In no case will an employee work more than sixteen (16) hours.

B.
If it is necessary to call qualified employees, they will be called in order of seniority. If insufficient employees become available through the offer system, then the junior-most employee shall become obliged to work as necessary.

C.
Overtime will be allocated by seniority within department or job class. In the event no employee in the relevant job class and department accepts the overtime, the opportunity to work overtime will be offered to all employees in the plant and will be awarded to the senior qualified employee. In the event no employee is awarded the overtime after the opportunity has been offered on a plant-wide basis, the most junior qualified employee in the relevant department and job class will be obligated to work the overtime.

Section 6 - Overtime Performance

A.	The Union agrees that all employees will cooperate in the performance of overtime work and there shall be no concerted action by it or its members to discourage such overtime performance.

B.
The Company desires not to engage in overtime balancing. If excessive overtime accumulation by some employees becomes a problem, the Union will address it as an internal Union affair by means of persuasion of the proper employees to accept or reject overtime offers accordingly. The Company does however reserve the right to balance overtime as the Company deems necessary.

Section 7 - Non Availability of Work
In the event work cannot be provided because of strikes, work stoppages in connection with labor disputes, mechanical or electrical failures, failures of utilities, Acts of God (fire, lightning, storms, cyclones, floods, etc.) Section 6 shall not apply. Supervisors shall make reasonable efforts to inform employees work cannot be provided, but in failing to do so, the Company shall not be liable for any pay or guarantee. If some alternative work is available, the Company shall endeavor to utilize whoever is available, but shall not be liable in these situations, for any pay or guarantee for those who are not available or who do not work.
Section 8 - Reporting to Work

A.	Recognizing mutual responsibility in report-off practice, each employee must report off in accordance with the Company rules and regulations.

B.
In the case of an unreported absence of three (3) or more days, the employee will be considered as having quit his job. If an employee fails to report his/her absence he/she shall not be arbitrarily treated under this Article if he/she is able to furnish satisfactory evidence that such failure resulted from illness, accident, death in his/her immediate family, Act of God, or other good causes, which prevented him/her from making such report. Absenteeism will be handled as described in the Absentee Policy.

C.	An employee reporting late for work will be paid commencing with the ring-in time rounded to the nearest tenth (1/10) of an hour.

Section 9 - Work Hours
In the event an economic downturn, the Company and the Union shall confer in an effort to work out a mutually satisfactory arrangement for the fair distribution of the work to senior qualified employees.
ARTICLE VII - Holidays
Section 1 - Holiday Schedule
The following days shall be considered paid holidays:
New Year’s Day
Good Friday
Memorial Day
Fourth of July
Labor Day
Thanksgiving Day
Friday following Thanksgiving Day
Christmas Day
Day before or day after Christmas (to be determined the first of each year)
Two (2) Floating Holidays

On an un-worked holiday the hours will be counted as time worked.
If any of the above holidays fall on Saturday, they will be observed on Friday. If any of the above holidays fall on Sunday, they will be observed on the following Monday.
When Christmas falls on a Thursday, the Company will modify the schedule of 3pm to 11pm employees so that the employees do not have to work Christmas Eve and effort will be made to reschedule so as not to lose any work time in the week.
New hires that start prior June 30th will receive two floating eight-hour holidays. New employees that start July 1st or later will receive one floating eight-hour holiday.
Employees that wish to take a floating holiday must provide forty-eight (48) hours’ notice to their supervisors to allow for coverage. Employees will not be paid for unused floating holiday time.
Section 2 - Holiday Pay
Employees eligible for paid holidays will be paid one and one-half (1 ½) times their normal hourly rate for all hours worked on such holidays, in addition to their regular holiday pay. Employees that are not working the 12-hour continuous schedule will be paid holiday pay at 8 hours even if they have been scheduled for overtime.
Section 3 - Holiday Pay on Regular Scheduled Workday
An eligible employee who does not work on any such holiday shall be paid his/her regular scheduled workday at the rate of pay applicable to his/her classification for the pay period in which the holiday falls.
Section 4 - Pay Requirements
An eligible employee for the purpose of this Article is defined as one who meets the following conditions:

A.	Has completed his/her probationary period as defined in Article IX, Section 7 of this Agreement.

B.	Performs work in the month in which the holiday occurs.

C.	Works his/her last scheduled day before and his/her first scheduled day after the holiday occurs, excluding scheduled vacations, funeral leave and jury duty.

Section 5 - Holiday Pay for Partial Work Day
If an eligible employee performs work on a holiday, but works less than eight (8) hours, he/she shall be paid in accordance with Section 3 of this Article for all un-worked hours up to eight (8) hours for the day.
ARTICLE VIII - Vacations
Section 1 - Vacation Eligibility

A.
An eligible employee for the purpose of this Article is defined as one who is actively employed, has one (1) year of continuous service as of January 1 of the vacation year and who has received earnings in at least 51% of the pay periods during the previous calendar year.

B.	Such vacation benefits shall have been earned in the previous calendar year and be based upon the eligible employee’s company continuous service date as of January 1 of the vacation year.

C.
An employee who does not have one (1) year continuous service as of January 1 of the vacation year, will be entitled to one (1) week of vacation providing the employee’s employment anniversary date occurs on or before December 15 of the vacation year and such employee has received earnings in 51% of the pay periods during the preceding 12 month period.

Section 2 - Length of Vacation, Calculation of Payment

A.	An eligible employee will receive an annual vacation entitlement which will include time off with pay in week increments in accordance with the following table:

YEARS OF SERVICE	VACATION WEEKS
1 year but less than 3 years	1 week,40 hours pay
3 years but less than 7 years	2 weeks, 80 hours pay
7 years but less than 15 years	3 weeks, 120 hours pay
15 or more years	4 weeks, 160 hours pay

B.	Vacation pay will be computed based upon the employee’s applicable straight time rate for the classified or laborer job currently held and on which the employee holds seniority rights.

C.	Payment of regular vacation pay will be made in the payroll period in which approved vacation is taken by the employee.

Section 3 - Vacation Scheduling
On or promptly after January 1 of each year, each employee entitled or expected to become entitled to take vacation time off in the following year will establish his/her vacation based on the following:

A.
The Company shall review all requests submitted by 1/31 of each year and schedule employee vacations based upon seniority and operational necessity, giving senior employees preference where and when practical. Maintenance employees cannot schedule vacations during a plant shutdown. The final right to allot vacation periods and the right to change allotments is exclusively reserved to the Company in order to assure orderly operations. The Company must give employees thirty (30) days notice before changing scheduled vacations.

B.
Employees will be charged eight (8) hours of vacationtime for each scheduled vacation day. Written requests that are received after 1/31 shall be considered on a first come, first serve basis, and shall be scheduled based on anticipated operational conditions. Employees will be notified of the status of such requests within a reasonable time.

C.
All other requests for scheduled vacation days must be submitted to the Supervisor at least 24 hours before beginning of the work shift. Vacation cannot be carried over to a subsequent calendar year. Employees will not be paid out for any unused vacation unless vacation time has been denied.

Section 4 - Plant Shutdown
Each year the Company may shut down the plant for two (2) weeks, one week being between Christmas and New Year’s Day.

Going further, plant shutdown will be announced 30 days prior to the date of shutdown, employees with greater than three (3) week’s vacation who are not scheduled to work will be required to schedule vacation during the shutdown. Those employees with one (1) week who are not scheduled to work will have the option of vacation or layoff. If the announcement of the shutdown is after January for that year, employees may take vacation as previously scheduled or as otherwise selected in Section 3.
Plant Maintenance and production personnel dedicated to special activities are exempted from this policy as per proper advance notification. When the plant is closed for the scheduled shutdown, all personnel may be scheduled, and will be required, to work.
Section 5 - Terminations
An employee separated from the Company for any reason shall be paid for any unused entitlement for the year in effect. In the event of death of the employee, any unused vacation pay entitlement due in the year of death, as well as any accrued vacation, will be paid to the employee’s designated beneficiary.
ARTICLE IX - SENIORITY
Section 1 - General
The purpose of this Article is to provide a fair and workable agreement for giving preference when possible to employees with greater continuous seniority. Both the Company and the Union encourage the promotion and advancement of all employees.
Seniority shall be defined for purposes of this Agreement as the net credited seniority for the bargaining unit employees on the payroll as of the date of this Agreement and is in accordance with the seniority list published as of that date. Employee, senior most qualified, with the most seniority shall be granted their preference in selecting their assigned shift. If a more senior employee selects to be on a specific shift, then that employee must stay on the selected shift for a minimum of six (6) months. Upon management approval, the time requirement may be modified for coverage needs.
The following shall apply to all cases of promotions, layoffs and recalls.
Section 2 - Bids Between Departments
This Section will cover job bids for all permanent jobs and will allow employees to bid from one job classification (Welder/Finisher/Helper) to another, other than for Special Skill Classification Bids, which are covered in Section 3.
Successful bidders shall remain on the new job for no less than one (1) year prior to rebidding, unless permitted by the Company due to special necessities and circumstances.
The Company shall first post a notice that the job is open. Interested employees will, within ninety-six (96) hours, excluding Saturdays, Sundays, and Holidays, notify the Company of their interest by completing and submitting a bid notice to their Supervisor. An employee who is on vacation when a job is posted may apply for that job by telephone, FAX, or E-mail. He/she may also have another employee submit a bid on his/her behalf, which the employee will confirm upon his/her return to work.
In awarding all permanent bids, consideration shall be given to the following Factors:

a.	The best-qualified bidder able to perform the work.

b.	Continuous plant service.
When the Company determines that Factor (a) applies to two (2) or more applicants who are relatively equal, Factor (b) shall govern the choice. The “best qualified” shall be determined based on each employee’s performance during the past year; using such objective criteria as productivity, quality, disciplinary and absentee records. An employee who is denied a job under paragraph a., above, shall have recourse to the grievance process.
An employee awarded a job on this basis shall be paid in accordance with Article V of this Agreement. The successful bidder will start his/her probationary period on the new job assignment within thirty (30) calendar days of the bid award unless it is determined that additional time is needed, such as finding an appropriate replacement for the successful bidder, in which case the assignment may be delayed for an appropriate period of time. Note that an employee has seventy-two (72) hours to turn down a bid once awarded.

Should it be necessary for the Company to fill the job in the interim period, such job shall be filled in accordance with the applicable provisions under the Agreement.
In the event no employee bids the posted bid, the Company may assign the job to:

a.	Any probationary employee in accordance with Section 5 of this Article.

b.	Any new hire.
Section 3 - Special Skill Classification Bids
The Special Skill Classification will include, but not be confined to, Maintenance positions.
It must be recognized that the Company is completely aware of the advantage of promoting within; there are, however occasions when it is absolutely essential that fully qualified persons fill a special skill position. When such is the case, the following action will be taken:

a.	The position will be posted indicating that the position is to be filled with a completely qualified person.

b.	All Company employees signing the posting will be considered for the position.

c.	If any employee is deemed through testing to be qualified, they will be offered the position in accordance with their Company seniority (most senior first).

d.
If, in the discretion of management, no employee considered above is deemed qualified, the Company will fill the position by hiring a person from outside the Company, and such person will become a member of the Bargaining Union under the provisions of this Agreement. Wrtten docementation shall be provided to the Union President and Servicing Union Staff Representative.

Section 4 - Job Probationary Period
When an employee has been awarded a bid job by the Company in accordance with Section #2 or #3 of this Article, he/she shall be deemed to be probationary for sixty (60) working days. At any time during this period, the Company may discontinue the probationary period if, it is determined that the employee cannot meet the requirements of the job. An employee who fails to qualify under this provision will be reassigned or returned to his/her former job assignment.
Section 5 - Voluntary Lay Off

A.	In the event of a reduction in force, an employee may volunteer to be laid off. Such a voluntary lay off will be granted if mutually agreed upon by the Company and the Union.

B.	Voluntary layoffs will last for a minimum of ninety (90) calendar days except in the case where the Company needs an employee to return to work prior to the expiration of ninety (90) calendar days.

C.
At the end of ninety (90) calendar days of voluntary lay off, senior employees will be given an opportunity to return to work if work is available, or they may volunteer for an additional thirty (30) calendar days of voluntary layoff.

D.	This process of continuing voluntary lay off will continue in thirty (30) calendar day increments until the employee returns to work.
Section 6 - Reduction in Force
In the event of a reduction in force, the employees with the least amount of continuous plant seniority will be laid off first, provided the remaining employees are qualified to fill the remaining jobs. The jobs to be continued in force will be filled from among the employees not laid off according to the following procedures:

A.
So far as possible, jobs will be filled on a seniority basis from among employees who are classified in or are qualified for such jobs. Those who are considered as trainees for the classification will then be utilized.

B.	Employees not awarded classified restricted jobs in accordance with the foregoing will be assigned to Helper jobs, to the extent needed by the Company.

C.
In recalling employees from layoff, the employees on the layoff list will be recalled according to their seniority, provided they are qualified to perform the available work, and reinstated to active classification status when applicable.

D.	Notice of recall shall be mailed by certified mail to employee’s address on file with the Company and dates used in Section 11 shall count from the date of delivery.

Section 7 - Probationary Employee
New employees and those hired after break in continuity of service will be regarded as probationary employees for the first 180 days of work and will receive no continuous service credit during such period unless required by law (Company will abide by the Affordable Healthcare Act with regard to benefits). After 90 days new employees will be eligible for benefits, pension match and holiday pay, however the Company will retain the exclusive determination to lay off or discharge for 180 days from date of hire. Probationary employees may be laid off or discharged as exclusively determined by the Company. Probationary employees continued in the service of the Company subsequent to the first 180 days of work from the date of original hiring shall receive seniority credit from the date of original hire or other period required by law.
Section 8 - Notice of Layoff/Recall
The Company will give a five (5) working day notice concerning any layoff. An employee who leaves after being notified of a layoff affecting his job will retain seniority rights described above, provided he returns to work within seven (7) calendar days after being recalled. A Seniority List has been established to govern layoff and recall.
Section 9 - Promotion to Excluded Position

A.
Any employee who is temporarily utilized in an excluded position shall retain and accumulate plant seniority and such assignment shall not exceed a total of one hundred eighty (180) working days due to sick leave, accidents, vacations, production reasons, etc.

B.
Any employee who is promoted to an excluded position shall retain and accumulate seniority for a total of ninety (90) working days. Any employee who remains in an excluded position beyond this limitation shall forfeit all seniority rights in the bargaining unit and shall not accumulate plant seniority while assigned to such excluded position.

C.	If the employee is subsequently returned to the bargaining unit, such employee shall be assigned a position in accordance with his/her plant seniority.

D.	In making a selection under Paragraph A or B, above, the selection of the employee will be at the sole discretion of the Company.
Section 10 - Termination of Seniority
Seniority shall date from an employee’s original date of employment, and shall be terminated and employment shall end under the following circumstances:

A.	Discharge for cause.

B.	Resignation, retirement, or death of employee.

C.	Termination in accordance with Article V - Wages, Plant Shutdown, Severance Pay.

D.	Permanent transfer to an excluded position.

E.	Failure to notify the Company of reason for absence within three (3) working days of the start of such absence, unless it would be impossible or unreasonable under the circumstances.

F.	Failure to report to work within five (5) working days of receipt of recall notice, unless it would be impossible or unreasonable under the circumstances.

G.	Failure to return to work on the first working day following the expiration of an approved leave of absence, unless it would be impossible or unreasonable under the circumstances.

H.	Absence from work for twenty-four (24) consecutive months for any reason.
ARTICLE X - ADJUSTMENT OF GRIEVANCES
Section 1 - Grievance Procedure
The Company and the Union agree that the Grievance Procedure contained herein is adequate to provide a fair and final determination of all grievances arising under the terms of this Agreement; that this procedure shall be used to adjust any such complaints or grievances; and that both parties shall expedite such settlement.
Step 1 Any employee who believes that he/she has a justifiable complaint shall within thirty (30) days of the incident discuss the complaint with his/her Supervisor, with or without the Grievance Committee-person being present, as the employee may elect, in an attempt to settle same. However, any such employee may instead, if he/she desires, report the matter directly to his/her Committee-person, if he/she believes the request or complaint merits discussion, shall take it up with the employee’s Supervisor in a sincere effort to resolve the problem.
The Supervisor shall have authority to settle the complaint. The Grievance Committee-person shall have authority to settle, withdraw, or refer the complaint as provided below.
The settlement of a complaint in Step 1 shall be without prejudice to the position of either party and will not set a precedent in any other grievance, past, present or future.
If the complaint is not settled in Step 1, the Grievance Committee-person can refer it to Step 2 by completing a written grievance form within three (3) days of the Supervisor’s oral response.
Step 2 In order to be considered further, a grievance shall be filed by the Union with the Human Resources Manager, within ten (10) days of receipt of the written grievance, by proper notation on such written grievance.
The second step meeting shall include the grievant and three other Union representatives of the Union’s choice. The Company will be represented by the Human Resources Manager or his/her representative and any additional members of supervision who are required to obtain a full disclosure of the facts. Either party may call additional witnesses who are employees of the Company and their attendance shall be limited to the time required for their testimony.
Grievances discussed at Step 2 shall be answered by the Human Resources Manager, which shall be given to the Grievance Committee within fifteen (15) days after the date of the Step 2 meeting unless a different date is mutually agreed upon.
The Human Resources Manager shall have the authority to settle any grievance before him/her. The Chairperson of the Grievance Committee shall have authority to settle, withdraw, or recommend for appeal to Step 3 of the Grievance Procedure, any grievance before the Grievance Committee.
Step 3 In order for a grievance to be considered further, written notice of appeal shall be served to the Human Resources Manager, within fifteen (15) days after receipt of the Step 2 answer, by the representative of the International Union.
Discussion of the appealed grievance shall take place at the earliest date of mutual convenience following receipt of the notice of appeal, but not later than thirty (30) days thereafter unless either party shall request in writing, with reasons therefore, that the meeting take place at a later date.
Grievances discussed in such meeting shall be answered, in writing, by the Human Resource Manager or his/her designee within fifteen (15) days after the date of such meeting unless by mutual agreement a different date for disposition is agreed upon. Such written answer shall contain a concise summary of each representative’s contractual analysis of the issues presented by the grievance; the Company’s answer, and shall form a part of the written grievance.
The Human Resources Manager or his/her designee of the Company shall have authority to settle the grievance. The designated representative of the International Union shall have authority to settle, withdraw, or appeal the grievance to Arbitration. The designated representative of the International Union may by written notice served on the designated representative of the Company within thirty (30) days from receipt of the Company’s Step 3 response, appeal the grievance to Arbitration.
Section 2 - Arbitration

A.
If a satisfactory settlement of a grievance is not made in Step 3 of the grievance procedure, an appeal may be taken by the Union to an impartial Arbitrator by written notice served on the Company within thirty (30) days from receipt of the Company’s Step 3 response. The Arbitrator shall be appointed by mutual agreement of the parties and shall be a member of the National Academy of Arbitrators and selected through the Federal Mediation and Conciliation Service..

B.
The Union may not call Non-Bargaining Unit employees to testify on the Union’s behalf at any arbitration hearing. The Company may not call any Bargaining Unit employee to testify on its behalf at any arbitration hearing. Nothing in this paragraph shall be interpreted to limit the parties’ rights to cross-examine witnesses who testify at arbitration hearings.

C.
The Arbitrator shall have jurisdiction and authority only to interpret, apply or determine compliance with the provisions of this Agreement. The Arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement.

D.	The Arbitrator shall not docket an appeal which is not filed within the time provided in Article X - Adjustment of Grievances for filing notice of appeal from a decision in Step 3.

E.
The decision of the Arbitrator on any issue which shall have been submitted in accordance with the provisions of this Agreement shall be final and binding upon the Company, the Union and all employees concerned.

F.	The expense and compensation incident to the services of the Arbitrator shall be split evenly by the parties or as directed by the Arbitrator.

G.
If this Agreement is violated by the occurrence of a strike, work stoppage or interruption or impeding of work at any plant or sub-division thereof, the Arbitrator shall refuse to consider or decide any cases concerning employees involved in such violation while such strike, work stoppage, or interruption or impeding of work is in effect.

Section 3 - General Provisions Applicable to Complaints and Grievances

A.
At all steps in the complaint and grievance procedure, the grievant and the Union Representatives should disclose to the Company Representatives a full and detailed statement of the facts relied upon, the remedy sought, and the provisions of the Agreement relied upon. In the same manner, Company Representatives should disclose all the pertinent facts relied upon by the Company.

B.
If a decision with respect to a complaint or a grievance is not referred or appealed in accordance with the time limits set forth in each Step, the matter shall be considered settled on the basis of the decision last made and shall not be eligible for further appeal. The Company shall notify the Union when closing a grievance pursuant to this paragraph.

C.
If the Company’s discussion or answer to a complaint or a grievance is not given within the prescribed time requirements in any Step, the Union after notifying the Company shall be entitled to the remedy sought in the grievance

D.	The parties may, by mutual agreement, waive any of the time limits set forth in this Article.

E.	In case a complaint involves a large group of employees, a reasonable number may participate in the discussion in Step 1 and 2.

F.
Complaints or grievances which are not initiated in the proper step of the Grievance Procedure shall be referred to the proper step for discussion and answer by the Company and the Union Representatives designated to handle complaints and grievances in such step.

G.
In any settlement involving retro-active payments, the appropriate Union and Company representatives shall expeditiously determine the identity of the payees and the specific amount(s) owed each payee. Payment shall be made promptly.

H.
If this Agreement is violated by the occurrence of a strike, work stoppage, or interruption or impeding of work at any plant or sub-division thereof, no grievance shall be discussed or processed into the 3rd Step level or above in such plant which such violations continues, and under no circumstances shall any complaint or grievance concerning employees engaged in the violation be discussed or processed while such violation(s) continues.

I.	“Day” as used in this Section shall mean calendar day, but shall not include any Saturday, Sunday, or Holiday.
ARTICLE XI - DISCHARGE
An employee (other than a Probationary employee) shall not be peremptorily discharged. In all cases in which Management may conclude that an employee's conduct may justify suspension or discharge, he shall be suspended initially for not more than 5 working days, and given written notice of such action.
In all cases of discharge, or of suspension for any period of time, a copy of the discharge or suspension notice shall be promptly furnished to the President of the Bargaining Unit.
If such initial suspension is for 5 working days and if the employee affected believes he has been unjustly dealt with, the employee may request and shall be granted, during this period, an investigatory meeting with the Plant Manager or the Company’s designated official. A grievance committeeman may be present as the employee may choose.
During the course of the meeting described in the preceding paragraph, the Company will present its reasons for the suspension or discharge. The employee and/or Union will present their arguments for why the suspension or discharge is not appropriate. The Company, employee and Union will all have the opportunity to present any facts that have come to light between the time of the event which gave rise to the suspension or discharge and the time of the investigatory meeting. After such meeting, or if no such meeting is requested, Management may conclude whether the suspension shall be affirmed, modified, extended, revoked, or converted into a discharge. In the event the suspension is affirmed, modified, extended, or converted into a discharge, the employee may, within 5 working days after notice of such action, file a grievance in the third step of the complaint and grievance procedure.
Final decision shall be made by the Company in this step within 5 working days from the date of the filing thereof. Such grievance shall thereupon be handled in accordance with the grievance procedure section.
The Company in arbitration proceedings will not make use of any personnel records of previous disciplinary action against the employee involved where the disciplinary action occurred two or more years prior to the date of the event which is the subject of such arbitration.
Should it be determined by the Arbitrator that an employee has been suspended or discharged without proper cause therefore, the Company shall reinstate the employee and make the employee whole for the period of the employee’s suspension or discharge, which shall include providing him such earnings and other benefits as the employee would have received except for such suspension or discharge, and offsetting such earnings or other amounts as the employee would not have received except for such suspension or discharge.
ARTICLE XII - INSURANCE
Section 1 - Medical Program

A.	The Company will provide a health plan for each full time employee with 1040 hours worked, or as required by law who elects health care coverage, as well as his/her dependents, if elected.

B.	Plan coverage will be set forth in the summary plan description for the plan, a copy of which will be provided to each employee.

C.	The employer may elect new carriers and new providers during the term of this Agreement. However, the level of coverage will remain substantially similar throughout the term of this Agreement.

D.
Any employee who elects health care coverage will be required to pay, by means of payroll deduction, an amount equal to to a percentage of the premium cost of the level of coverage selected as stated below:

Effective Date	Employee Contribution as % of Total Premium
January 1, 2018	15.0%
January 1, 2019	15.5%
January 1, 2020	16.0%
January 1, 2021	16.5%
January 1, 2022	17.0%

E.
The Company and the Union will meet annually to review anticipated rate changes prior to increasing employee contributions, the Company will review possible program changes with the Union. To the extent that the Company and the Union can agree on changes that will mitigate rate increases, the program changes will be implemented instead of an increase in employee contributions.

F.	If an employee is laid off work, medical coverage will continue, if the employee proffers the amount of contribution to the Company, for the following period of time:

a.	If the employee has less than ten (10) years of service, coverage will continue until the end of the month of layoff plus six (6) additional months of coverage.

b.	If the employee has more than ten (10) years of service, coverage will continue until the end of the month layoff plus twelve (12) additional months of coverage.

G.
If the Company is unable to provide a substantially similar level of health care coverage to the members of the bargaining unit at any time during the life of this Agreement, it will meet with the Union to discuss alternatives available.

Section 2 - Medical Program - Retired Employees

A.
For those employees who retire from the Company on or after the Effective Date of the original Agreement, the health plan which is in place for active employees shall be continued for retired employees who elect such coverage as well as their dependents, if elected. Such premium costs will be the responsibility of the retired employee and/or his covered dependents.

B.
Coverage under the health care plan will continue for the retired employee and dependents as long as the appropriate contributions are made and the employee and/or dependents remain eligible under the terms of the Plan.

C.
Notwithstanding the foregoing, all covered individuals will cease receiving health care coverage form the Company under the health care plan when they become eligible for Medicare. When they are Medicare eligible, the medical provider for the Company will be a Medicare HMO plan selected by the Company. The premium costs of the Medicare HMO plan will be the responsibility of the retired employee and/or his/her covered dependents.

D.	For the purposes of this Section, retired employees are defined as employees with a minimum of 10 years continuous service and age 62 at retirement.
Section 3 - Dental Program
The Company provides a dental program to employees. Refer to Company Summary Benefit schedule for details.
Section 4 - Vision Program
The Company provides a vision program to employees. Refer to Company Summary Benefit schedule for details.
Section 5 - Life Insurance

A.	The Company provides life insurance to employees. Refer to the Company Summary Benefits for details.

B.	Those employees who retire after the effective date of this Agreement will be eligible to receive a $4,000 benefit to be paid by the Company in the event of the retired employee’s death.
ARTICLE XIII - SAFETY AND HEALTH
Section 1 - Safety Program

A.
The Company agrees to continue to make all reasonable provisions for the safety and health of its employees during the hours of their employment and to comply with applicable laws and regulations. The Company and the Union agree to work cooperatively to reduce work hazards and eliminate on the job injuries. To this end, protective devices, wearing apparel other than normal, and other equipment necessary to properly protect employees from injury shall be provided by the Company at no cost to the employees, except that the Company may assess a fair charge to cover loss or willful destruction thereof by the employees.

B.
Every employee shall wear safety shoes which comply with ANSI Standard Z41 PT 99 or its successor standard. The Company will provide safety shoes from a catalogue chosen by the Company, once per year. Alternatively, the employee may obtain safety shoes from any other source and the Company shall reimburse the employee up to $150.00, once a year, or if approved by Human Resources as needed paid through the payroll system. If the employee chooses to select from a source other than the catalogue, the employee must present adequate proof of purchase for payment.

C.	The Company will provide $100.00 per year toward the cost of prescription Safety Glasses for employees who wear prescription eyeglasses.

D.	The Company shall provide adequate first aid for all employees during their working hours.
Section 2 - Safety Committee
A Safety Committee shall be composed of three (3) employees designated by the Union and three (3) members from Management. The Union and the Management representatives shall designate their respective Co-Chairpersons and committee members.
The Committee shall hold monthly meetings at times determined by the Co-Chairpersons who may agree to also hold special meetings. Such special meetings will be scheduled by mutual agreement of the Co-Chairpersons, and shall take place within three (3) working days of the date the Co-Chairpersons reach such agreement.
The Safety Committee shall have the option of conducting plant tours/inspections on a quarterly basis in lieu of its regular monthly meetings. During such tours, the members of the committee may personally examine machinery, equipment and other items in and around the facility, and monitor the Company’s progress in meeting its safety goals. The Co-Chairpersons shall agree beforehand as to what parts of the facility shall be the focus of such plant tours/inspections.

The Management Co-Chairperson shall provide the Union Co-Chairperson with a copy of the minutes of each meeting.
Section 3 - Safety Conditions

A.
If any employee feels he/she is being required to work under conditions which are unsafe or unhealthy beyond the normal hazard inherent to his/her job, he/she shall notify his/her Supervisor of such conditions and facts relating thereto. Any dispute arising between the supervisor and the employee regarding a safety condition will be referred, as soon as possible, to a management member of the safety committee. The management representative will meet with both the employee and the supervisor. The employee will be afforded the opportunity to explain why he/she believes the condition is unsafe or unhealthy beyond the normal hazard inherent in the employee’s job. The management representative will, in concert with the employee and supervisor, attempt to determine if the conditions are unsafe or unhealthy beyond the normal hazard inherent in the employee’s job, and if so, what can be done to mitigate or eliminate such hazards. If the management representative determines that an unsafe condition does not exist, the employee will return to work, and the employee may still utilize Article X of this Agreement to file a grievance.

B.
Safety Committee Members will utilize their own time to investigate alleged unsafe conditions unless there is a serious imminent unsafe condition or the management representative in Part A seeks to consult with a member of the Safety Committee to review a dispute. When seeking time off during the employees’ work time, such permission shall not be unreasonably withheld.

C.	The Company and Union Co-Chairpersons may, by mutual agreement, request the Company to undertake testing of air quality, noise levels, or other such tests as the two Co-Chairpersons should agree upon.

D.
The Company will not assign employees to work alone in an area where they will not be observable by other employees, specifically in/on overhead cranes, confined spaces, and other such areas as the parties may determine.

E.
Recognizing that engineering controls are often the most effective means of abating an occupational health or safety hazard, the Company shall install such controls where employees are exposed to unsafe or unhealthful conditions when and where practicable. Such controls shall be tested at reasonable intervals and maintained in sound working order.

F.	The Company will install appropriate ventilation systems where needed and maintain them in good working order.

G.	The Joint Safety and Health Committee shall inspect and review changed or new work processes or new machinery or materials to assure the safety and health of employees.
Section 4 - Physician Examination
Employees shall be directed to and shall submit to examination by a physician selected by the Company to obtain clearance to return to work after absence due to illness, injury or other causes, or at any other time during the course of his/her employment when in the judgment of the Company such examination is called for in the best interest of the employee and the Company. The Company retains the right to conduct, at its own discretion, random drug testing for substance abuse. It is agreed, however, that the Company does not have the right to establish any requirements regarding the treatment of any illness or injury or the selection of the physician to administer such treatment is the solely the prerogative of the employee, except as provided for under the Worker’s Compensation Act.
Section 5 - Safety Instructions

A.
Employees hired or awarded different jobs shall be given safety instruction for the job they were assigned. The Safety Committee may make recommendations on these and other safety education matters including the development of safe procedures for new or changed machinery or work process.

Section 6 - Accident Investigations
All serious accidents shall be investigated by a management member of the Safety Committee as soon as practical and recommendation will be made to the Supervisor. Copies of the report and/or recommendations will be given to all members of the Safety Committee. After receiving the investigation report, the Union Chairman of the Safety Committee may address questions about the investigation report to the Management Chairman of the Safety Committee, or recommend further investigation of the accident.
Section 7 - Pay on Day of On the Job Injury
An employee who is injured on the job shall be paid according to Article V, Section 4.
Section 8 - Medical Surveillance
The Company shall institute a medical surveillance program. This program shall provide selected employees with recommendations for tests appropriate to the hazards such employees are exposed to on the job. The employee shall seek such testing through the annual examinations provided in the Company’s benefit plans. To the extent the benefit plans do not cover such tests, the Company will bear the expense of such tests. The Company and the Union will work consultatively to determine what, if any, tests are appropriate for various job assignments. Recommendations for such tests will be made following mutual agreement by the Union and the Company.
ARTICLE XIV - RETIREMENT PLAN
The Company will implement a defined contribution pension plan under the Steelworkers Pension and Trust Fund.
The Company contributions shall be a percentage of employee Gross Pay as listed below:

January 1, 2018	4.00%
January 1, 2019	4.25%
January 1, 2020	4.25%
January 1, 2021	4.50%
January 1, 2022	4.50%
ARTICLE XV - 401(k) BENEFITS
All eligible employees may elect to participate in the Synalloy Retirement 401(k) Savings Plan following sixty (60) days of employment. Refer to the Synalloy 401(k) Summary Plan Description for terms and conditions.
ARTICLE XVI - MILITARY
Section 1 - Rights and Privileges
An employee entering the Armed Forces of the United States shall be guaranteed all the rights and privileges to which he/she is entitled to under the law.
Section 2 - Military Reserves

A.
Those employees who elect to fulfill their military obligation by serving in either the Military Reserves or National Guard shall be allotted time off up to two (2) calendar weeks annually for summer encampment duty.

B.
Employees with one (1) or more years of continuous Company service shall be eligible to receive a special payment from the Company representing the difference between gross military earnings, excluding travel, clothing or housing allowance and the straight time Company earnings, up to a maximum of eighty (80) hours for the period corresponding to military encampment.

C.	The Company shall establish a payroll and administrative procedure for administrating special payments under this Article.
ARTICLE XVII - TERMINATION
The terms and conditions of this Agreement shall become effective on January 6, 2018 and shall remain in full force and effect until 11:59 p.m. on January 5, 2023.

At least ninety (90) days prior to the expiration date of the Agreement, either party may indicate by written notice to the other its desire to negotiate a new Agreement.
ARTICLE XVIII -SUCCESSOR, TRANSFEREE AND ASSIGNEE
This contract shall be binding upon the parties hereto, their successors, transferees, and assignees. In the event the Company sells or transfers any operation, or part thereof, this contract shall remain in full force and effect and be binding upon the purchaser or transferee, and the Company agrees it will include in the purchase agreement that this contract is binding on the purchaser or transferee.

SIGNATURES

United Steel, Paper, and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International	United Steel, Paper, and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International (Local Unit)	Bristol Metals, LLC

Leo Gerard	James Pennington	Kyle Pennington
President	Unit President	President

Stanley W. Johnson	Daniel Bost	Kevin Van Zandt
Secretary - Treasurer	Recording Secretary	Executive Vice President

Tom Conway	Joseph Dombrowski	Pam Kurgan
Vice President Administration	Unit Committee	HR Manager

Fred Redmond	William Miller	Sally Cunningham
Vice President Human Affairs	Unit Committee	Vice President Corporate Administration

Robert “Bobby Mac” McAuliffe	Dwight McCrae
Director - District 10	Unit Committee

James P. Watt	Dennis Taylor
District 10	Unit Committee
Staff Representative

APPENDIX A
CLASSIFICATION AND PROGRESSIVE RATE CHART
($/HOUR)

Increase		$0.75	$0.40	$0.35	$0.35	$0.35
		Upon Ratification	1/1/2019	1/1/2020	1/1/2021	1/1/2022
Helper	C	$13.15	$13.55	$13.90	$14.25	$14.60
	B	$14.52	$14.92	$15.27	$15.62	$15.97
	A	$15.94	$16.34	$16.69	$17.04	$17.39
Finisher	C	$15.62	$16.02	$16.37	$16.72	$17.07
	B	$16.98	$17.38	$17.73	$18.08	$18.43
	A	$18.41	$18.81	$19.16	$19.51	$19.86
Weld Mill Operator	C	$17.67	$18.07	$18.42	$18.77	$19.12
	B	$19.21	$19.61	$19.96	$20.31	$20.66
	A	$20.76	$21.16	$21.51	$21.86	$22.21
End/Butt Welder	C	$15.62	$16.02	$16.37	$16.72	$17.07
	B	$16.98	$17.38	$17.73	$18.08	$18.43
	A	$18.41	$18.81	$19.16	$19.51	$19.86
Maintenance	C	$18.41	$18.81	$19.16	$19.51	$19.86
	B	$19.95	$20.35	$20.70	$21.05	$21.40
	A	$21.50	$21.90	$22.25	$22.60	$22.95
Maintenance Multicraft	C	$21.41	$21.81	$22.16	$22.51	$22.86
	B	$22.95	$23.35	$23.70	$24.05	$24.40
	A	$24.50	$24.90	$25.25	$25.60	$25.95

APPENDIX B
ATTENDANCE POLICY
Bristol Metals, LLC    Attendance Policy
POLICY
Every employee has the obligation of reporting to work punctually, in accordance with his/her work schedule. Excessive absences, tardiness and early quits have a detrimental affect on productivity, morale, and the Company’s ability to meet its commitments to its customers.
Every employee is required to notify the Company, specifically a Department Supervisor as far in advance as possible, or as otherwise directed, when he/she is to be absent for a scheduled shift or a part thereof.
UNDER THIS ATTENDANCE POLICY, THERE IS NO DIFFERENCE BETWEEN AN EXCUSED AND UNEXCUSED ABSENCE, LATE AND/OR AN EARLY QUIT. IT DOES NOT MATTER WHY AN ABSENCE, LATE OR EARLY QUIT OCCURS.
DEFINITIONS
Absent - Failing to report to work on any scheduled workday, including scheduled overtime.
Tardy/Late - Reporting to work after a scheduled starting time, or failing to clock in at the beginning of one’s shift. See Item 10 under “Program,” below.
Early Quit - Leaving work before the scheduled ending time. In accordance with Company work rules, an employee must obtain his/her supervisor’s approval before leaving on an Early Quit.
Weekend - Days on which an employee is not scheduled to work. Generally, Saturday and Sunday, but may fall on other days, depending on the employee’s schedule.
No Call/No Show - Failure to report off from work prior to the start of the employee’s scheduled shift (unless a documented Emergency prevents such a report possible) will be counted as one absence.
On a rolling twelve-month period, each employee (except probationary employees) shall be allotted the following:
4 incidents/occurrences for Absences.
5 incidents/occurrences for Lates/Early Quits. There is no difference between a Late and an Early Quit.

Probationary employees will receive a pro-rated allotment at the end of their probation periods.
Employees do not receive any allotment of Absences or late arrivals/early quits during the probation periods. The Company does not need to apply the normal disciplinary steps indicated in this policy for employees during the probation period.

PROGRAM

1.
Absence from 3 or more consecutively scheduled days is considered one incident if the illness/injury is verified by a doctor, in writing. If it is not, then each day will be considered an incident. Item #5 below applies.

2.
Work scheduled outside of an employee’s regular schedule including, but not limited to overtime, will be considered regularly scheduled time if the employee has agreed in advance to work during this time.

3.
An employee off for 4 or more consecutively scheduled work days due to an illness or injury must provide a release from his/her attending physician in order to return to work. Employees will not be permitted to return to work without a doctor’s release.

Partial days shall be included, for example:
If a person leaves early, then reports off for the next 3 consecutively scheduled days due to the same illness/injury, it will be considered 4 consecutive days. The same applies if a person is absent for 3 consecutive days, reports to work on the 4th day, but leaves early due to the same illness/injury. With a physician’s verification, this time will be recorded as one occurrence.

4.	Employees who report to work and leave less than halfway through the scheduled shift shall be charged for an Absence occurrence, not an Early Quit.

5.	Absences separated by a weekend are not considered consecutive days unless verified by an employee’s attending physician.

6.
Time off for certain events such as Jury Duty, Funeral Leave, Military Leave, Union Business, Family Medical Leave, Sick & Accident and Worker’s Compensation will not be counted, for the purpose of discipline against an employee provided that the appropriate documentation is provided in a timely manner.

7.
Non-probationary employees shall receive eight (8) hours paid personal day for three (3) months perfect attendance. Perfect attendance will be defined as an employee who has not missed work for any reason other than Jury Duty, Military Leave, Funeral Leave and Union business. Said paid time off shall be paid at the employee’s normal pay rate on the date such days are used. Such days will be considered as time worked for all purpose. Any unused Personal/Sick days cannot be carried over to a subsequent calendar year and will not be paid out unless denied.

8.
An employee who is one occurrence away from termination, whether for Lates/Early Quits or Absences may convert one unused Absence occurrence to two unused Late/Early Quit occurrences or two Late/Early Quit occurrences to one Absence occurrence. The employee may make one such conversion per year.

9.
An employee may, at the Company’s discretion, make up lost time for pay purposes. He/she will, however, be charged for the occurrence unless advance arrangements are made in accordance with Item#11, below.

It is each employee’s responsibility to clock in/out properly. An employee, who for any reason does not clock in/out, must properly complete an Employee Time Verification Form. An employee who does not clock out but completes the Employee Time Verification Form shall not be charged an occurrence. If, however, an employee’s failure to clock in/out becomes habitual, he/she will be subject disciplinary action. The determination of habitual violations shall be at the discretion of the Company.
NOTE: COMPLETION OF THE EMPLOYEE TIME VERIFICATION FORM IS THE EMPLOYEE’S RESPONSIBILITY.
Verbal, email or voicemail verifications do not qualify as proper verification. Only the completion of the Employee Time Verification Form is acceptable.

10.	Arrangements may be made for a temporarily modified schedule, as follows:

A.	An employee may be authorized to start a shift early in order to leave early or start a shift late and work late.

B.	The arrangements must be made in seventy-two (72) hours in advance and have the appropriate documentation which must be received by Human Resources in advance of the schedule modification.

C.	It is the employee’s responsibility to ensure that the proper documentation is completed, signed and submitted to Human Resources in a timely manner.

11.
An employee who fails to clock in at the beginning of his/her shift will be considered late. If the employee personally reports to a member of management that he/she has not clocked in, and does so before the scheduled starting time for his/her shift, he/she will not be charged with a Late occurrence. The management employee to whom such notice is given must notify Human Resources within 24 hours. If no management employee is available, such notice may be given by voice mail at extension 202. The employee leaving such voice mail should note the time he or she is calling. The time of the call will be confirmed by the voice mail system, which places a time stamp on all messages.

DISCIPLINE

1.	Employees will be subject to disciplinary action under this policy as follows.
A.    Verbal Warning - When employee is one occurrence from reaching his/her allotted limit.
B.    Written Warning - When employee reaches his/her allotted limit.
C.    Termination - When employee exceeds his/her allotted occurrences.

2.	Four (4) occurrences within a 30 day period shall be cause for termination regardless of previously issued warning(s) and regardless of whether the incidents are for Absences, Lates or Early Quits.
The Company and the Union may amend this policy by mutual agreement.

APPENDIX C
WORK RULES
Bristol Metals, LLC    Munhall Work Rules
The following work rules are in effect and set forth below and are to be observed by all employees. Violation of any of these rules will result in disciplinary action up to and including discharge.

1.	Intentional falsification of time cards, claim forms, production reports, personal information, or any other Company documentation.

2.	Unauthorized possession of property of the Company, another employee, or authorized visitor.

3.	Misuse, removal, or release of property or confidential information of the Company without prior written authorization from the Company.

4.	Unauthorized possession or bringing firearms, weapons, or explosives on Company premises at any time.

5.	Intentional or negligent destruction, damage, misuse, or concealment of the tools, equipment, products, or property of the Company, another employee or authorized visitor.

6.	Sabotage or willful neglect in the performance of assigned duties or responsibilities.

7.	Leading, encouraging, instigating, or participating in an unauthorized or illegal work stoppage, walkout, slowdown, or other interference with production.

8.
Threats or use of physical harm directed at another person while on Company property or while off site on Company business. Any threatening physical contact, fighting, provoking, or instigating a fight with another person while on Company property or while off site on Company business.

9.	Using, possessing, distributing, or being under the influence of alcohol on Company premises.

10.	Bringing in, using, possessing, distributing, or being under the influence of an illegal substance on Company premises at any time.

11.
Insubordination, such as but not limited to, refusal or failure to follow the directions of management in the performance of work assignments unless the employee or another employee’s life or health would be endangered. Failure to recognize the authority of a superior. Opposition to and in defiance of established authority including behavior that may cause dissension or disunity within the organization.

12.	Punching the time card of another employee or having one’s own time card punched by another employee.

13.	Leaving the Company facility without permission during scheduled work hours.

14.	Immoral or indecent conduct on Company property or off site while on Company business or as a representative of the Company.

15.	Harassment of any kind toward any other person while on Company premises.

16.	Removal of, tampering with or rendering inoperative any lock-out/tag-out device.

17.	Interfering, hindering, or refusing to cooperate with management or security personnel in the performance of plant protection activities.

18.	Interfering, hindering, or refusing to cooperate with management or authorized personnel in the investigation of accidents or other events.

19.	Willful or negligent violation of published safety rules.

20.	Failure to immediately (on the same day of occurrence) report any accident which results in or is the result of equipment damage, to a supervisor or management personnel.

21.	Sleeping during scheduled work hours. (Sleeping during scheduled work hours is theft of company time)

22.	Knowingly harboring or refusing treatment of a disease or other physical condition which endangers other employees.

23.	Making false, vicious, or malicious statements concerning any employee, Company official, the Company, or its products.

24.	Use of obscene, profane, or abusive language toward any person or employee on Company property.

25.	Gambling on Company property.

26.	Unauthorized entry onto Company property or premises outside of scheduled work hours.

27.	Cannot leave work area until relief arrives, or authorized by Supervisor/Management. See Article VI Section 2.

28.	Unauthorized use of cell phone. Unless for the safety of an employee or the plant

29.	Employees are not allowed to audio or visually tape meetings or conversations or take pictures on company property. Unless for the safety of an employee or the plant.

The following are considered minor infractions and disciplinary action will be taken in accordance with a progressive disciplinary system.

30.	Being away from assigned workstation without prior approval or using any entrance or exit from the facility other than designated employee entrances or exits.

31.	Failure to punch time card as required.

32.	Loitering, interfering, or disrupting another person’s work duties or responsibilities.

33.	Unauthorized solicitation.

34.	Smoking in restricted areas.

35.	Failure to maintain required performance standards or unsatisfactory work quality.

36.	Creating or contributing to unsanitary conditions or poor housekeeping.

37.	Failure to contact supervisor or appropriate personnel when reporting off from scheduled work.

38.	Parking in unauthorized area.

39.	Unauthorized or improper use of Company phones, intercom, tools, equipment, or material.

40.	Performing personal work on Company time.

41.	Failure of union officials to obtain written authorization to obtain time off from scheduled work to conduct union business.

42.	Failure to provide written notification to the Company within 5 days of a change in address, phone number or line of contact.

43.	Failure to report off from work prior to the start of an employee’s scheduled shift unless an emergency situation prevents makes such reporting impossible.

PROGRESSIVE DISCIPLINARY ACTION

1st Infraction	Verbal Warning
2nd Infraction	Written Warning
3rd Infraction	1 Day Suspension
4th Infraction	3 Day Suspension
5th Infraction	5 Day Suspension or Termination
Each infraction shall be effective for a sliding 12 month period

The following infractions will receive disciplinary action in accordance with the Company Attendance Policy.

44.	Habitual tardiness, early quits or absenteeism.

45.	Failure to report for scheduled agreed upon overtime work.
Any disciplinary action taken will be dependent upon the seriousness of the infraction and the number and nature of previous offenses.
The Company retains the right to interpret and handle each situation based upon its individual facts without creating or setting any precedent for any other case in the past, current or future.
The Company also reserves the right to add, remove, or modify the above work rules, as it deems necessary, provided that the company and the bargaining unit meet and discuss these changes prior to implementation.
In the administration and application of the above work rules the employee will have an opportunity to meet with and explain his/her situation to the Company. After this meeting, the Company may decide that discipline is warranted. The employee may grieve the reasonableness of such circumstance.

APPENDIX D
CREW LEADERS
Should the need arise for the performance of additional directional duties beyond those performed by non-bargaining unit supervisors, the company may utilize a crew leader.

1.	Crew leaders shall be paid an additive of $2.00 ~~$1~~ above the base rate of the highest rated job over which direction is exercised.

2.	Crew leaders may participate in the hands-on performance of the crew's work.

3.	Qualifications of Crew Leaders

•	Ability to keep a detailed record of daily occurrences on the shift he/she is Group Leader.

•	Must have thoroughgoing knowledge of all or most jobs in the department, and be able to set up and operate the appropriate machinery, as determined by supervisor.

•	Attendance

•	Must be able to follow and carry out instructions received from foreman; such instructions may be in writing or delivered verbally.

•	Good reading and writing skills.

•	Must reflect a positive attitude with Management

•	Must be willing to work overtime, if needed.

•	Intimate knowledge of materials produced.

•	Able to use measuring devices such as, but not limited to, OD micrometers, wall micrometers, tape measures, et cetera.

•	Must be able to multi-task and demonstrate good decision making skills

•	Must be flexible in work schedule in order to cover for a supervisor, if needed.

4.
The Company will first look to employees assigned to the shift on which a Crew Leader is needed when selecting a Crew Leader. If no qualified employee is available on that shift, the Company will look to employees on other shifts.

5.
The Company will inform the Unit President of its selection of a Crew Leader before notifying the employees on the relevant shift or department of the Crew Leader assignment. Selection of Crew Leaders will be the senior most qualified on the crew.

6.	Crew Leaders may not issue discipline.

7.	Crew Leaders may operate equipment on overtime.

8.	Crew Leaders may not be called to testify in arbitration concerning matters that occurred while they were working as a crew leader.

APPENDIX E
EMPLOYEE RATES AND EVALUATION PROCESS
The Company will perform yearly performance reviews of all employees, including probationary employees who have completed 540 hours or more. Such performance reviews will be completed during the months of August and/or September. The performance reviews must be forwarded to the Human Resources Manager within 30 working days of the date the review process began. All said reviews must be completed in blue ink or on a computer.
After the Human Resource Manager has received the review/evaluation and supervisors’ recommendations he/she will have 30 working days to submit the information to Upper Management.
Upper Management will have 60 days to review the supervisors’ evaluations and recommendations. Upper Management may convene a meeting at which supervisors will be expected to defend their recommendations to increase and/or decrease employees’ pay rates. Upper Management shall determine the effective dates of any rate changes, but in no event will such rate changes be effective more than 30 days after Upper Management review.
In the event the supervisor concludes the employee’s performance indicates a reduction of rate, he/she will complete a “Potential Rate Reduction Notice” and promptly arrange a meeting with the employee and the President of the Bargaining Unit or the President’s designee. At such meeting the employee and President (or designee) will be informed of the possible rate reduction and the employee will be given a 60 day improvement period. The employee will also be given a “Performance Improvement Plan” which will establish the aspects of his/her job at which the employee must show improvement in order to avoid the rate reduction. The employee and Bargaining Unit President (or designee) will have the opportunity to ask questions and discuss the kinds of improvements in performance the employee will need to achieve to avoid a rate reduction.
The employee and supervisor shall meet at agreed intervals during this 60 day period to determine the state of the employee’s progress. At the end of the 60 day period the supervisor will again meet with the employee to go over the supervisor’s final decision. In the event of a rate reduction, the employee will be notified immediately. Any rate reduction will be effective with the beginning of the pay period after the date of this meeting.
During the course of the year, and outside the cycle of annual performance appraisals, the supervisor shall have the option of performing a review of an employee to determine fitness for an increase or decrease in rate. Increases or decreases in rate will be made according to the same procedures as used for rate increases or decreases resulting from the annual review process. This applies to individual performance evaluations.

APPENDIX F
SAFETY RULES POLICY

Bristol Metals, LLC    Safety Rules policy
It is the policy of Bristol Metals, LLC to provide a safe work environment. It is our belief that all accidents are preventable and when both management and the work force cooperate to minimize workplace exposures and practice safe behavior, life and limb can be preserved. The Employer, the union and the employees recognize their obligations and/or rights under existing federal and state laws with respect to safety and health matters, and will cooperate with respect to compliance. The Union, employees and Employer will cooperate in achieving the objective of eliminating accidents and health hazards on the job.
In the unfortunate event an employee has a workplace injury an investigation will occur. If an injury occurs as a result of negligence with regard to a safety rule ~~the~~ discipline may occur in accordance with federal and state laws. Employees that are involved in an accident when an injury occurs will be required to submit to testing in accordance with US D.O.T. guidelines to determine the presence of illegal drugs, prescription drugs or alcohol.

Pam Kurgan, Human Resources Manager	Date

APPENDIX G
LETTER AGREEMENTS

Appendix G - Letters of Agreement - Renew all letters

1. Rule/Policy Changes	dated May 18, 2009
2. Jury Duty	dated May 18, 2009
3. Funeral Leave	dated May 18, 2009
4. Holiday Pay	dated May 18, 2009
5. Testing	dated May 18, 2009

APPENDIX H
PROFIT SHARING PLAN

Reason for the Profit-Sharing Plan
The manufacture and sale of stainless steel pipe, tube and fittings is a highly competitive business with many domestic as well as foreign producers. Because worldwide productive capacity is much greater than demands, prices for these products will continue to be under pressure. Under these conditional, the only way we can produce profits is by working together to control costs and operate efficiently. It is hoped that this profit sharing plan (“Plan”), which is effective only during the term of this agreement, will:

1.	Motivate every employee eligible under the Plan to improve his or her performance and help in every way they can to produce profits.

2.	Reward employees for their efforts by paying them a share of Munhall profits as additional remuneration over and above their wages and salaries.

When the Distribution Will be Made
Distributions are payable on a quarterly basis based on Adjusted EBITDA. Paid two months in arrears (Q1 payable in May, Q2 payable in August, Q3 payable in November, Q4/Total Year payable in February).

Employee Eligibility for Profit Sharing participation

•	Who participates - every production, maintenance and supervisory employee who is assigned to the pipe and tube manufacturing operation.

•	Participants must be a full-time employee that has completed the 90-day probationary period by the end of the quarter and employed by the Company at the time of distribution

•	Employee performance requirements:

◦	Employee must have no disciplinary incidents of quality (internal or external) or work rules.

◦	Employee must have perfect attendance in the quarter.

◦	Bonus pool allocation for any disqualified employee will reduce the bonus pool.

•
Bonus is based on regular hours worked up to 40 hours per week and excludes overtime. (Regular hours worked does not include holidays, FMLA, bereavement, jury duty, personal and vacation days, STD/LTD, etc.)

Bonus Pool Calculation

•	Step 1: Bristol Metals, Munhall operations achieves the following:

◦	Minimum 75% of its Adjusted EBITDA target for the quarter AND

◦	There have been no costly incidents > $20k during the quarter, AND

◦	Production and Shipping Goals were met during the quarter.

•	Step 2: The Bonus pool will be calculated as 3% of quarterly Adjusted EBITDA less the amount allocated for any disqualified employees, and

•	Step 3: 75% of the Q1, Q2, Q3 and Q4 bonus pool will be distributed quarterly with 25% of the bonus pool will be held back, and

•
Step 4: The 25% hold back for each quarter will be paid in February in the year following the end of the fourth quarter of the current hold back year if Munhall Operations meets at least 75% of the total year Adjust EBITDA target.

•	The pool will be divided so that every eligible employee gets the same percent of his or her regular hours worked (excluding all overtime).